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                                                                     EXHIBIT 8.1

[LETTERHEAD OF COOLEY GODWARD LLP]



November 16, 2000



VerticalNet, Inc.
700 Dresher Road
Horsham, Pennsylvania 19044



Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to (i) the exchange offer (the "Offer") proposed to be made by VerticalNet, Inc., a Pennsylvania corporation ("Parent"), through its wholly owned subsidiary Truckee Acquisition Corp., a Delaware corporation ("Acquisition"), to exchange shares of Parent for shares of Sierracities.com, a Delaware corporation (the "Company"), and (ii) the proposed merger of Acquisition with and into the Company (the "Merger"), in each case pursuant to the Agreement and Plan of Merger dated as of November 6, 2000, by and among Parent, Acquisition and the Company (the "Reorganization Agreement").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent in connection with the Offer and the Merger (together the "Transaction"). As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (a)  the Reorganization Agreement;

     (b)  the Registration Statement;

     (c) those certain tax representation letters of even date herewith delivered to us by Parent, Acquisition and the Company (the "Tax Representation Letters"); and

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VerticalNet, Inc.
November 16, 2000
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     (d)  such other instruments and documents related to the formation, organization and operation of Parent, Acquisition and the Company and to the consummation of the Transaction and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the commencement of the Offer or the Merger, as the case may be) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (b) All representations, warranties and statements made or agreed to by Parent, Acquisition and the Company, their managements, employees, officers, directors and stockholders in connection with the Transaction, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (d) The Offer and the Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Offer and Merger will be effective under applicable state law;

     (e) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

     (f) The opinion of even date herewith rendered by Dewey Ballantine LLP to the Company pursuant to the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Proxy Statement included in the Registration Statement under the heading "Material Federal Income Tax Consequences," we are of the opinion that, although the matter is not free from doubt, for federal income tax purposes the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code.

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VerticalNet, Inc.
November 16, 2000
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This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Parent and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

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VerticalNet, Inc.
November 16, 2000
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We consent to the reference to our firm under the caption "Material Federal
Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/s/ Webb B. Morrow III
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Webb B. Morrow III

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